SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

NEONODE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

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NEONODE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2014

To Our Stockholders:

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Neonode Inc., a Delaware corporation (“Neonode”), will be held on June 5, 2014 at 9:00 a.m. local time, at Neonode’s Swedish subsidiary office located at Storgatan 23C, 11455 Stockholm, Sweden to conduct the following business:

1.	To elect two Class III directors to serve on the Board of Directors of Neonode for a term of three years and until the election and qualification of their respective successors;

2.	To approve, on a nonbinding advisory basis, the compensation of Neonode’s named executive officers;

3.	To ratify the appointment of KMJ Corbin and Company LLP as Neonode’s independent registered public accounting firm for the year ending December 31, 2014; and

4.	To transact any other business that may properly come before the meeting.

The record date for the annual meeting is April 10, 2014.  Only stockholders of record, or their proxies, at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ David Brunton
David Brunton
Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

April 25, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be Held on Thursday, June 5, 2014:
This notice, the proxy statement, the proxy card, and Neonode’s annual report are available at
http://www.astproxyportal.com/ast/16987

i

2014 PROXY STATEMENT

NEONODE INC.
2350 Mission College Blvd., Suite 190
Santa Clara, CA 95054 USA

This proxy statement is furnished by and on behalf of the Board of Directors of Neonode Inc., a Delaware corporation (“we”, “us”, “our”, “Neonode”, or “Company”), in connection with our Annual Meeting of Stockholders to be held on June 5, 2014 at 9:00 a.m. local time, at Neonode’s Swedish subsidiary office located at Storgatan 23C, 11455 Stockholm, Sweden.

At the meeting, stockholders will (i) vote on the election of two Class III directors, (ii) hold an advisory “say-on-pay” vote, and (iii) vote on the ratification of the appointment of KMJ Corbin and Company LLP as our independent registered public accounting firm for the year ending December 31, 2014.  In addition, stockholders will transact any other business that may properly come before the meeting although we know of no other business to be presented.

The record date for the meeting is April 10, 2014. Only stockholders of record at the close of business on that date are entitled to vote at the meeting.

This proxy statement and accompanying materials are first being sent or given to stockholders on approximately April 25, 2014.

Notice and Access

We are using the “Notice and Access” method of providing proxy materials to you via the internet instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including our proxy statement and our 2013 Annual Report, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most stockholders will not receive paper copies of the proxy materials unless they request them.  Instead, a Notice and Access card, which has been mailed to our stockholders of record, provides instructions regarding how you may access and review all of the proxy materials on the internet.  The Notice and Access card also instructs you how to submit your proxy via the internet or telephone.  If you prefer to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage firm or bank on your behalf in “street name”, you should receive a Notice and Access card intended for you as beneficial holder with instructions for providing your broker or bank with voting instructions for your shares. Most brokers and banks provide instructions for their beneficial holders to provide voting instructions via the internet or by telephone.

It is important that your shares be represented at the 2014 Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, please complete a proxy as promptly as possible – by mail, internet, or telephone – so that your shares will be voted at the 2014 Annual Meeting.
This will not limit your right to vote in person or to attend the meeting.

QUESTIONS AND ANSWERS ABOUT
THE 2014 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the 2014 Annual Meeting?

At the 2014 Annual Meeting, the stockholders will be asked to:

●	Elect two Class III directors for a term of three years;

●	Hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote); and

●	Ratify the appointment of KMJ Corbin and Company LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Stockholders also may be asked to act on any other business that may properly come before the meeting.

Members of Neonode’s management team will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is April 10, 2014.  Only stockholders of record at the close of business on that date are entitled to vote at the meeting.  Each share of common stock and Series B Preferred Stock entitles the holder thereof to one vote on each matter properly brought before the 2014 Annual Meeting.  As of the record date, 37,955,352 shares of common stock were issued and outstanding and 83 shares of Series B Preferred Stock were issued and outstanding.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder is listed as a stockholder on the share register of the Company. Shares held in “street name” are held in the name of a brokerage firm or bank on another person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a broker or bank, you are considered the “beneficial owner” of shares held in “street name”.  If your shares are held in street name, the proxy materials should be forwarded to you by the record holder, your broker or bank, along with a voting instruction card. As the beneficial owner, you may direct your broker or bank record holder how to vote your shares, and your broker or bank is required to vote your shares in accordance with your instructions.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares eligible to vote are represented in person or by proxy at the meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee record holder) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.

Who can attend the 2014 Annual Meeting?

All Neonode stockholders of record as of the close of business on April 10, 2014 may attend the 2014 Annual Meeting.  “Street name” holders are also invited to attend the meeting; however, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or record holder nominee.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, either the chairman of the meeting or a majority of the outstanding shares entitled to vote represented at the meeting may adjourn the meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock and/or preferred stock you own as of April 10, 2014.

Can I change my vote after I submit my proxy?

If you are a record holder of shares, you may revoke your proxy and change your vote at any time before your proxy is actually voted:

●	by signing and delivering another proxy with a later date;

●	by giving written notice of such revocation to the Secretary of Neonode prior to or at the meeting; or

●	by voting in person at the meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or record holder nominee, or, if you have obtained a legal proxy from your broker, bank, or record holder nominee giving you the right to vote your shares, by attending the meeting and voting in person. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary of our Company before your proxy is voted or before you vote in person at the meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote FOR:

●	The election of the nominees named in this proxy statement to the Board of Directors of Neonode;

●	The approval, on an advisory basis, of the compensation of Neonode’s named executive officers; and

●	The ratification of KMJ Corbin and Company LLP as the independent registered public accounting firm of Neonode for the year ending December 31, 2014.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as described above.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors or otherwise within the proxy holders’ best judgment.

How many votes are required to elect the director nominee?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the Class III directors. This means that the two nominees that receive more affirmative votes than any other person(s) will be elected directors.

How many votes are required to approve the remaining proposals?

The affirmative vote of a majority of the shares cast at the meeting is required to approve each remaining proposal.

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal other than the election of directors.  (The choices for election of directors are limited to “For” or “Withhold”.)  Under our Bylaws, abstained shares are excluded from the votes cast, so they will have no practical effect for or against a proposal.

What is a broker non-vote?

If you are a “street name” beneficial owner but do not provide voting instructions to your broker record holder, then under applicable rules your broker may only exercise discretionary authority to vote on routine matters.  Of the items described in this proxy statement, routine matters consist only of Proposal 3 – ratification of independent registered public accounting firm.  A broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.”  Of the items described in this proxy statement, non-routine matters consist of Proposal 1 and Proposal 2.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not considered entitled to vote on that matter.  Therefore, broker non-votes do not count as votes for or against any proposal.

Where can I find the voting results of the 2014 Annual Meeting?

We intend to announce preliminary voting results at the 2014 Annual Meeting and file final results in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) within four days of the meeting.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

Composition of the Board of Directors

In accordance with our Certificate of Incorporation, the Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  The identities of each member of the three classes of the Board of Directors serving staggered, three-year terms are as follows:

Class I Directors (term expiring upon the 2015 Annual Meeting)

Per Bystedt
Thomas Eriksson

Class II Director (term expiring upon the 2016 Annual Meeting)

John Reardon

Class III Directors (term expiring upon the 2014 Annual Meeting)

Mats Dahlin
Lars Lindqvist

Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified.  This includes vacancies created by an increase in the number of directors.

Class III Nominees

Two persons will be elected at the 2014 Annual Meeting of Stockholders to serve as Class III directors of Neonode.  The elected Class III directors are expected to serve until the 2017 Annual Meeting of Stockholders of Neonode or until their respective successors are duly elected and qualified, or until earlier death, resignation, or removal.

The Board of Directors has nominated Mats Dahlin and Lars Lindqvist for reelection as Class III directors of Neonode.  Mr. Dahlin and Mr. Lindqvist each are willing to be reelected as members of the Board of Directors of Neonode.  If Mr. Dahlin or Mr. Lindqvist becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holder of such proxy.

Required Vote and Recommendation

Directors are elected by a plurality of the votes of the holders of shares of common stock and preferred stock present in person or represented by proxy and entitled to vote on the election of directors.  Provided a quorum is present, the nominees receiving the highest number of affirmative votes will be elected as the Class III directors of Neonode.  Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1.  Properly executed and unrevoked proxies will be voted FOR the nominees of the Board of Directors unless contrary instructions are indicated in the proxy.

Your Board of Directors recommends that you vote “FOR” the election of the Board of Directors’ nominees for Class III directors.

Director Biographies

The following are brief biographies of the nominees for election and for the continuing directors:

Nominees for Election as Director for a Three-Year Term Expiring at the 2017 Annual Meeting

Mats Dahlin, age 59, has served as a director of Neonode since November 2011.  He served as President of Ericsson Enterprises AB from January 2004 to May 2005, and was responsible for its global operations, including development and implementation of worldwide enterprise strategy.  From October 1998 to December 2003, Mr. Dahlin held various positions in Ericsson, including serving as Group Executive Vice President, President of Ericsson Radio Systems AB, Head of Segment Network Operators, Head of Ericsson’s Mobile Systems Division, and Head of Market Area EMEA.  Since June 2005, Mr. Dahlin has pursued independent investments and has served as a board member and advisor to the companies in which he invests.

The Board of Directors has concluded that Mr. Dahlin should serve as director because of his wide-ranging experience in management and finance, his thirty years of experience in business development and marketing, and his overall financial knowledge.

Lars Lindqvist, age 57, has served as a director of Neonode since November 2011.  Since January 2013, Mr. Lindqvist has served as a management consultant to LQ Consulting GmbH.  Mr. Lindqvist served as interim Chief Executive Officer of 24 Mobile Advertising Solutions AB from June 2012 to December 2012 and as interim Chief Executive Officer of ONE Media Holding AB from April 2011 to May 2012.  Mr. Lindqvist served as Chief Financial Officer for Mankato Investments AG Group from June 2005 to March 2011.  From August 2002 to May 2005, Mr. Lindqvist served as Chief Financial Officer for Microcell OY, a Finnish ODM of mobile phones, and from May 1995 to July 2002, he served as Chief Financial Officer of Ericsson Mobile Phones.

The Board of Directors has concluded that Mr. Lindqvist should serve as director because of his qualification as an audit committee financial expert, his financial reporting expertise, and his general financial and business knowledge.

Directors Continuing in Office with a Term Expiring at the 2015 Annual Meeting

Per Bystedt, age 49, has served as Executive Chairman of Neonode since January 2011 and previously as the Chairman since August 2007.  From May 2008 to January 2011, Mr. Bystedt served as Chief Executive Officer of Neonode, and he served as the interim Chief Executive Officer of Neonode from October 2005 to July 2006. From 1997 to 2008, Mr. Bystedt served as the Chief Executive Officer and President of Spray AB, an internet investment company.  From 2000 to 2010, Mr. Bystedt served as a member of the Board of Directors of Axel Johnson AB.  From 2000 to 2008, Mr. Bystedt served as a member of the Board of Directors of Eniro AB, and from 2005 to 2008 he served as a member of the Board of Directors of Servera AB.  From 2005 to 2010, Mr. Bystedt was the Chairman of the Board of Directors of AIK Fotboll AB.  From 1997 to 2005, Mr. Bystedt served as a member of the Board of Directors of Ahlens AB, and from 1998 to 2000 he was the Chairman of the Board of Directors of Razorfish, Inc.

The Board of Directors has concluded that Mr. Bystedt should serve as director because of his past experience as our Chief Executive Officer, his more than twenty years management and business oversight experience as a chief executive officer and member of the boards of directors of various companies, and his understanding of finance and technology.

Thomas Eriksson, age 44, has served as the Chief Executive Officer of Neonode since January 2011, as director since December 2009.  Mr. Eriksson also has served as Chief Executive Officer of Neonode Technologies AB, a wholly-owned subsidiary of Neonode, since January 1, 2009.  Mr. Eriksson was one of the founders of our Company in 2001 and he served as the Chief Technical Officer of Neonode from February 2006 to December 31, 2008.  Prior to joining Neonode, Mr. Eriksson founded several companies with products ranging from car electronics test systems and tools to GSM/GPRS/GPS-based fleet management systems including M2M applications and wireless modems.

The Board of Directors has concluded that Mr. Eriksson should serve as director because of his current role as our Chief Executive Officer, his experience as one of the founders of Neonode, and his understanding of Neonode’s technology.

Director Continuing in Office with a Term Expiring at the 2016 Annual Meeting

John Reardon, age 53, has served as a director of Neonode and its predecessors since February 2004.  Mr. Reardon has served as President and member of the Board of Directors of The RTC Group, a technical publishing company, since 1990.  Mr. Reardon also serves on the Board of Directors of One Stop Systems, Inc., a computing systems and manufacturing company.

The Board of Directors has concluded that Mr. Reardon should serve as director because of his wide-ranging experience in management and finance, and his twenty-five years of experience in business development.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Leadership of the Board of Directors

The business of Neonode is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board of Directors is to lead our Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our Company and its stockholders.  Leadership is important to facilitate the ability of the Board of Directors to act effectively as a working group so that our Company and its performance may benefit.  The Board of Directors does not have a lead independent director.  The Board of Directors has chosen to separate the positions of chief executive officer and chairman of the Board of Directors.  The Board of Directors believes that it is appropriate to have one individual responsible for our Company’s operational aspects and a second individual responsible for our Company’s strategic aspects.  In connection with Mr. Eriksson’s appointment as our Chief Executive Officer, the Board of Directors determined that Mr. Bystedt should serve as Executive Chairman of the Board of Directors.  As our prior Chief Executive Officer with knowledge of our Company’s challenges and opportunities, Mr. Bystedt’s role as Executive Chairman includes providing feedback on the direction, performance and strategy of our Company.

Committees of the Board of Directors

The Board of Directors has established three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Messrs. Reardon, Dahlin and Lindqvist are the members of each committee. During the 2013 fiscal year, the Audit Committee met five times, the Compensation Committee met once, and the Nominating and Governance Committee met once. All of the directors attended at least 75% of the meetings of each committee.  In addition, the independent directors of the Board of Directors regularly meet in executive sessions with only independent directors present in connection with the quarterly meetings of the Audit Committee, of which all independent directors are members.

The Board of Directors has adopted written charters for each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee.  Copies of the Audit Committee Charter, Compensation Committee Charter, and Nominating and Governance Committee Charter are available on our website at http://www.neonode.com/investor-relations/corporate-governance/.  The information contained on our website is not part and is not incorporated by reference into this proxy statement.

Each of the committees has the authority under its respective charter to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Board of Directors has determined that Messrs. Reardon, Dahlin, and Lindqvist meet applicable SEC and NASDAQ Stock Market rules and regulations regarding “independence” and are able to exercise independent judgment with regard to the Company.  Messrs, Reardon, Dahlin, and Lindqvist also meet the independence requirements of each charter of the Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Audit Committee.  Mr. Lindqvist is Chairman of the Audit Committee.  The members of the Audit Committee are Messrs, Lindqvist, Dahlin, and Reardon.  The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), oversees our Company’s corporate accounting and financial reporting process, the audits of our Company’s financial statements, and the integrity of financial reports and other financial information provided by our Company to the government and the public.  The Audit Committee’s authority and responsibilities are specified in its charter and include the following:

•	determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	discussing with management and with the independent registered public accounting firm the results of the annual audit and the results of the quarterly financial statements.

•	conferring with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; and

•
establishing procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable

The Board of Directors has determined that Mr. Lindqvist qualifies as an “audit committee financial expert”, as defined in SEC rules.

Compensation Committee.  Mr. Dahlin is Chairman of the Compensation Committee. The members of the Compensation Committee are Messrs, Dahlin, Lindqvist, and Reardon.  The Compensation Committee reviews all components of executive officer and director compensation. The Compensation Committee’s authority and responsibilities are specified in its charter and include the following:

•	reviewing and approving the compensation and other terms of employment of the chief executive officer;

•	reviewing and approving corporate performance objectives and goals relevant to the compensation of the chief executive officer;

•	reviewing and approving the compensation and other terms of employment of the other executive officers; and

•	administering and reviewing incentive-based or equity-based compensation plans of the executive officers and other employees.

In addition, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as various compensation policy issues throughout the year. For executives other than the chief executive officer, the Compensation Committee receives and considers performance evaluations and compensation recommendations submitted to the Committee by the chief executive officer. In the case of the chief executive officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The agenda for meetings of the Compensation Committee is usually determined by its chairman, with the assistance of the chief executive officer and chief financial officer. For equity grants, the Compensation Committee selects exercise price that equal the closing price on the NASDAQ Stock Market of our Company’s common stock on the date of grant.

To perform its duties, the Compensation Committee has the authority to retain or terminate any consulting firm used to evaluate director or executive compensation, and to determine and approve the terms, costs and fees for such engagements.  The Compensation Committee did not retain such a consultant in 2013 and has not engaged such a consultant for 2014.

Nominating and Governance Committee. Mr. Reardon is Chairman of the Nominating and Governance Committee.  The members of the Nominating and Governance Committee are Messrs, Reardon, Dahlin, and Lindqvist.  The Nominating and Governance Committee’s authority and responsibilities are specified in its charter and include the following:

•	developing and recommending to the Board of Directors criteria for selecting qualified director candidates;

•	identifying individuals qualified to become members of the Board of Directors;

•	evaluating and selecting, or recommending to the Board of Directors, director nominees for each election of directors;

•	considering committee member qualifications, appointment, and removal;

•	recommending codes of conduct and codes of ethics applicable to the Company; and

•	providing oversight in the evaluation of the Board of Directors and each committee.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and possessing personal integrity and ethics. The Nominating and Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Neonode, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Neonode’s stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time.  The Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees.  Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and whether it reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities.  The Nominating and Governance Committee seeks to have a Board of Directors with a diversity of background and experience.

In the case of an incumbent director whose terms of office are set to expire, the Nominating and Governance Committee reviews such director’s overall service to Neonode during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence.

In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee will be independent pursuant to applicable SEC and NASDAQ Stock Market rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.  To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Governance Committee will consider director candidates recommended by stockholders.  The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder.  Stockholders may directly nominate persons for director only by complying with the procedure set forth in our Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Secretary of our Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Nominations may be mailed or delivered to the Secretary of our Company at the following address: Neonode Inc., 2350 Mission College Blvd., Suite 190, Santa Clara, CA, 95054 USA, at least six months prior to any meeting at which directors are to be elected.  As provided in more detail in our Bylaws, submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of Neonode stock.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  Since 2013, there have been no material changes to the procedures by which stockholders may recommend nominees.  To date, the Nominating and Governance Committee has not received any director nominations from stockholders of Neonode.

Meetings of the Board of Directors

The Board of Directors met six times during the 2013 fiscal year.  Each director attended 75% or more of the meetings of the Board of Directors.

Although the Company does not have a policy requiring their attendance, members of the Board of Directors are encouraged to attend the annual meeting of stockholders.  All of the members of the Board of Directors attended last year’s 2013 Annual Meeting of Stockholders, either in person or telephonically.

Communication with the Board of Directors

Stockholders, or anyone else wishing to contact the Board of Directors directly, may send a written communication to Secretary, Neonode Inc., 2350 Mission College Blvd., Suite 190, Santa Clara, CA  95054, USA.  The Secretary will forward such correspondence only to the intended recipients, whether the entire Board of Directors or only an individual member of the Board of Directors.  However, prior to forwarding any correspondence, the Secretary of our Company may review such correspondence and, in the discretion of the Secretary, may not forward certain items if they are deemed to be of a commercial nature or in bad faith.

Risk Oversight

Management continually monitors the material risks facing our Company.  The Board of Directors is responsible for exercising oversight of management’s identification of, planning for, and managing these risks, which include financial, technological, competitive, and operational risks.  The Board of Directors periodically reviews and considers the relevant risks faced by Neonode.  Due to his knowledge of our Company and industry, the Executive Chairman of the Board of Directors also is well-positioned to lead Board of Directors discussions on risk areas.

Corporate Governance

The Board of Directors adopted the Company’s Code of Business Conduct that applies to all officers, directors, and employees.  The Code of Business Conduct contains a separate Code of Ethics that applies specifically to our Company’s chief executive officer and senior financial officers.  The Code of Business Conduct and Code of Ethics is available on our website at http://www.neonode.com/investor-relations/corporate-governance/.  If we amend or waive the Code of Business Conduct or Code of Ethics with respect to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will post the amendment or waiver on our website.  The information contained on our website is not part of and is not incorporated by reference into this proxy statement.

DIRECTOR COMPENSATION

For the 2013 fiscal year, Messrs, Bystedt, Reardon, Dahlin, and Lindqvist received fees for serving as a member of the Board of Directors.  Mr. Bystedt was paid $96,000 for serving as the Executive Chairman of the Board of Directors of Neonode.  Aside from Mr. Bystedt, the annual retainer for each independent, non-employee director of Neonode is $48,000, payable monthly in arrears.  Directors do not receive a per-meeting fee.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending meetings of the Board of Directors.

The table below summarizes the compensation paid to our directors for their services for the 2013 fiscal year:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards (2)(3)(4) ($)	Total ($)
John Reardon	$48,000	$-	$48,000
Mats Dahlin	$48,000	$-	$48,000
Lars Lindqvist	$48,000	$46,651	$94,651

(1)	All compensation paid to Mr. Bystedt and Mr. Eriksson is disclosed as part of the “Summary Compensation Table” in the Executive Compensation section below.

(2)
Amounts shown are calculated as of the grant date of the option or warrant award in accordance with the provisions of applicable Accounting Standards.  Refer to Note 10 “Stock-Based Compensation” in the Notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation assumptions made in the Black-Scholes option pricing used to calculate fair value of the option or warrant awards.

(3)
Each member of the Board of Directors, except for Mr. Lindqvist, sold shares in connection with our September 2013 public offering of common stock.  As a result, the Board of Directors determined that no options or other equity compensation should be awarded to the directors, other than Mr. Lindqvist.

(4)
On January 8, 2014, Mr. Lindqvist was granted a seven-year stock option to purchase 10,000 shares of our common stock at an exercise price equal to $6.21 per share, which was equal to the closing price of our stock on the NASDAQ Stock Market on the date of the option grant.  One-third of the options vest one year after the date of grant and the remaining two-thirds vest monthly over the subsequent twenty-four months.

PROPOSAL 2 – ADVISORY VOTE ON
NAMED EXECUTIVE OFFICERS COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, provides stockholders the opportunity to express their views on the compensation of our NEOs, which for 2013 consisted of Mr. Bystedt, Mr. Eriksson, and Mr. Brunton.  The Board of Directors has determined that our Company will hold a nonbinding, advisory “say-on-pay” vote every year until the next required advisory vote on the frequency of such vote, which will occur no later than the 2018 Annual Meeting of Stockholders.

As described in the Compensation Discussion and Analysis section below, our compensation programs are designed to attract and retain key executives responsible for our company’s success and are administered in the long-term interests of our Company and our stockholders.

The Board of Directors believes that the compensation awarded to the NEOs for the year ended December 31, 2013 is reasonable and appropriate.  Under the leadership of our NEOs, Neonode in 2013 increased its customer base from 24 to 33 customers signing license agreements with nine new customers including the largest electronics companies in South Korea. Customers such as Sony, Leapfrog Enterprises, Volvo and One Laptop Per Child brought new products to market. Hewlett Packard began production of their printer products incorporating Neonode’s touch technology. In addition, Neonode continued to focus its investment in new technology and increased the total of its granted and pending patents from 64 to 114 during the year ended December 31, 2013.

Further, the value of Neonode common stock has increased under the leadership of our NEOs.  The price of a share of Neonode common stock increased from $4.86 at the beginning of 2013 to $6.31 at the conclusion of 2013, which represents an annual increase of approximately 30%.  In addition, as the stock performance graph in our Annual Report on Form 10-K for year ended December 31, 2013 shows, $100 invested in Neonode common stock on December 31, 2008 would be worth $505.60 on December 31, 2013, as compared to $259.92 from a like investment in the Russell MicroCap Index, or $269.13 in the S&P Information Technology Index.

Accordingly, stockholders are being asked to vote on the following resolution at the 2014 Annual Meeting:

“RESOLVED, that the stockholders of Neonode Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Neonode Inc.’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the summary compensation table and the other related tables and disclosure.”

Required Vote and Recommendation

The approval, on an advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote at the meeting.  This vote is advisory and therefore not binding on the Company or the Board of Directors.  The Board of Directors and the Compensation Committee, however, will review the voting results and take them into account in making decisions regarding future compensation of the NEOs. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.  Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

Your Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE OFFICERS

Information about our executive officers is as follows:

Name	Age	Position with the Company	Executive Officer since
Per Bystedt	49	Executive Chairman	May 2008

Thomas Eriksson	44	Chief Executive Officer and Director; Chief Executive Officer of Neonode Technologies AB	April 2009

David Brunton	63	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	November 2001

Biographies relating to Mr. Bystedt and Mr. Eriksson are set forth in the Proposal 1 – Election of Class III Directors section above.

David Brunton joined SBE Inc., the predecessor to Neonode Inc., in November 2001 as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer.  From 2000 to 2001, Mr. Brunton was the Chief Financial Officer for NetStream, Inc., a telephony broadband network service provider.  Mr. Brunton is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights

Our executive compensation programs seek to balance the interests of stockholders and the executive officers while supporting our need to attract and retain competent executive management. Toward this end, the Board of Directors and the Compensation Committee seek to emphasize the enhancement of stockholder value and deliver a total executive compensation package in a cost-effective manner:

•	The Compensation Committee is composed solely of independent directors.
•	Executive officers did not receive discretionary cash bonuses or equity awards for 2013 and their base salaries have not increased for 2014.
•	We did not pay perquisites to our executive officers in 2013.
•	Any potential severance payments to executive officers are less than their annual base salaries.
•	We do not provide tax gross-ups for our executive officers.
•	Our Company holds an annual advisory vote on executive compensation.
•	Our Board of Directors has adopted a Clawback Policy.
•	Executive officers are prohibited from pledging or hedging their Neonode common stock and also are prohibited from short-selling Neonode common stock.
•	Executive officers maintain a significant equity position in Neonode.

Compensation Committee

The Compensation Committee of the Board of Directors oversees our executive compensation program. The Compensation Committee, which is composed entirely of independent directors, reviews executive officer performance and reviews and approves executive officer compensation.

The Compensation Committee also administers our Company’s 1996 Stock Option Plan, 1998 Non-Officer Stock Option Plan, 2001 Non-Employee Director Stock Option Plan, and 2006 Equity Incentive Plan. In that capacity, the Compensation Committee selects the employees and non-employee directors of Neonode (including subsidiaries) who will receive awards, determines the number of shares covered thereby, and establishes the terms, conditions, and other provisions of the grants.

Under its charter, the Compensation Committee has the authority to retain or terminate any consulting firm used to evaluate director or executive compensation, and to determine and approve the terms, costs and fees for such engagements. The Compensation Committee did not retain such a consultant in 2013 and has not engaged such a consultant for 2014.

Role of Chief Executive Officer

                   The Compensation Committee establishes compensation policies and practices for the Chief Executive Officer. The Chief Executive Officer recommends compensation packages for the remaining executive officers based on his review of our performance on a company-wide basis and the officer’s contribution to this performance, and salary levels for our employees in general. The Compensation Committee reviews these recommendations and after discussion with the Chief Executive Officer makes whatever modifications it believes are appropriate and then approves compensation packages for the other executive officers.

Compensation Philosophy

                   We believe that executive compensation should vary with our performance in achieving our financial and non-financial objectives, should be tied to individual performance, and should be structured to align the interests of our executive officers with the interests of our stockholders. Accordingly, the Compensation Committee seeks to create an incentive-driven system that provides a total compensation package that is adequate and competitive in relation to the compensation practices of comparable companies of our size and type of business. To achieve this, the Compensation Committee provides salaries based upon individual performance together, where appropriate, with periodic cash bonuses and stock options based on our overall performance relative to our corporate objectives and the executive officer’s individual contributions.

                   The Compensation Committee has not adopted formal guidelines for allocating total compensation between long-term and current compensation or equity compensation and cash compensation but rather allocates on a case-by-case basis as appears appropriate in meeting objectives of our compensation philosophy.

                   In reviewing the competitiveness of our executive compensation, the Compensation Committee takes into account information from sources such as independent members of the Board of Directors and publicly available data relating to the compensation practices and policies of other companies in our industry. However, the Compensation Committee has not utilized or developed any specific list of peer group companies to inform its compensation decisions. Consistent with this view, the Compensation Committee has not targeted a predetermined percentile of any peer group companies in determining compensation.  While benchmarking may not necessarily be appropriate for a company of our size or as a sole tool for setting compensation because some aspects of our business and objectives are unique to us, the Compensation Committee may in the future gather and review peer group information if the Compensation Committee determines it be important to its decision-making process.

                   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to a company’s chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We do not believe that Section 162(m) or other accounting and tax treatment of particular forms of compensation materially affect our compensation decisions. However, we will evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation

The primary elements of total compensation we historically pay to our executive officers, including the Chief Executive Officer and the other executive officers identified in the Summary Compensation Table appearing below (the “NEOs”), include the following:

•	base salary;
•	cash bonus;
•	awards under our equity incentive plans;
•	benefits under our defined contribution plans; and
•	benefits under our health and welfare benefits plans.

Base Salaries

Base salaries for executive officers are reviewed annually and adjustments are determined, where appropriate, to maintain salaries at competitive levels, taking into account each executive officer’s experience and individual performance, to maintain an equitable relationship between executive officer salaries and overall salaries for other employees, and to reflect the executive’s annual performance evaluation.

For 2013, the salary of Mr. Eriksson and Mr. Brunton increased approximately 2.4% and 1.8% respectively compared to the prior year.  For 2013, as summarized in the discussion of his employment agreement under “Summary Compensation Table” below, Mr. Bystedt continued to receive his annual chairmanship fee but did not receive any additional salary for his services. For 2014, the Compensation Committee has determined to maintain base salaries for the NEOs at the same level as 2013.

Cash Bonuses

The Compensation Committee determines whether executive officers should receive cash bonuses based on our achievement of our major corporate objectives and the contribution of the executive officer, above normal expectations, to our overall success and achievements in creating stockholder value. The Compensation Committee believes that a significant part of any bonus should be tied to the Company’s overall performance rather than the individual executive’s performance but it does not assign weights or rankings to any single performance factor.  The Compensation Committee may establish non-discretionary bonus metrics at the beginning of the year to guide its cash bonus decisions.  The Compensation Committee also may award bonuses within its discretion based upon subjective factors it determines at the conclusion of the year.

To date, the Compensation Committee has established a non-discretionary bonus structure solely for our Chief Executive Officer, due to his overall contributions to our Company’s business direction and technology development. At the outset of 2013, the Compensation Committee determined to pay a non-discretionary bonus to Mr. Eriksson in a manner similar to his 2012 non-discretionary bonus structure.  The cash bonus was based upon the performance of the share price of Neonode common stock (NEON) relative to the price of the NASDAQ-100 Technology Sector Index (NDXT) based upon a maximum payout to Mr. Eriksson of 1,000,000 SEK. If the price of Neonode common stock increased during the fiscal year by more than 25% of the increase in the price of the NASDAQ-100 Technology Sector Index, then Mr. Eriksson was entitled to the maximum payout. If the price of Neonode common stock increased during the fiscal year at approximately the same percentage as the NASDAQ-100 Technology Sector Index, then Mr. Eriksson was entitled to 50% of the maximum. The price of Neonode common stock in 2013 increased approximately the same as the NASDAQ-100 Technology Sector Index. As a result, the Compensation Committee determined to award to Mr. Eriksson a non-discretionary cash bonus of 500,000 SEK for 2013. For 2014, the Compensation Committee has determined to provide Mr. Eriksson with a similar non-discretionary cash bonus structure.

For 2013, the Compensation Committee determined not to award discretionary cash bonuses to the NEOs.  Although our Company enhanced its business relationships and technological position during 2013, the Compensation Committee concluded that the financial results and condition of our Company did not merit awarding discretionary cash bonuses for the fiscal year ended December 31, 2013.

Equity Incentive Plan Awards

We use the grant of stock options and other equity under our equity incentive plans, particularly the 2006 Equity Incentive Plan, as the primary vehicle for providing long-term incentive compensation opportunities to our employees, including executive officers. The options we have granted have a per share exercise price which is not less than 100% of the closing price of a share of our common stock on the NASDAQ Stock Market on the date prior to the date that the option is granted. Accordingly, options granted under our equity incentive plans have no value unless the market price of our common stock increases after the date of grant. Our equity incentive plans are designed to provide at-risk compensation that aligns management’s financial interests with those of our stockholders, encourages management ownership of our common stock, supports the achievement of corporate financial objectives, and provides competitive equity reward opportunities. When determining stock option awards, the Compensation Committee considers the executive officer’s responsibilities and anticipated contributions to achieving our performance goals, and its judgment about whether the complete compensation package provided to the executive officer is sufficient to retain, motivate and adequately reward him.

For 2013, the Compensation Committee determined not to grant equity awards to the NEOs.  In making this decision, the Compensation Committee considered that (i) in April 2012, each of the NEOs was awarded a sufficient number of seven-year options that fully vest in 2014 and which were in-the-money for most of 2013 as well as 2014 to date, and (ii) each of the NEOs sold shares of their common stock in our September 2013 public offering and thereby obtained liquidity from their equity ownership in Neonode.

Defined Contribution Plans

We maintain a 401(k) plan for the benefit of Mr. Brunton and any other eligible full-time employees in the United States. The amount of our contributions is fixed by the plan and is a percentage of the employee’s contributions to the plan up to a cap fixed by statute. Similarly, in accordance with Swedish practice, we contribute an amount equal to five percent of the salary of each Swedish employee, including Mr. Eriksson and Mr. Bystedt, to Swedish pension organizations through an arrangement akin to a 401(k) plan.

Health and Welfare Employee Benefits Plans

We provide employee benefits programs to our executive officers in the United States and Sweden, including healthcare, disability, and life insurance. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

Severance and Change in Control Arrangements

Certain of the NEOs will receive compensation if, under certain circumstances, their employment is terminated by our Company or in connection with a change in control. See “Payments Upon Termination or Change in Control” below for a description of these provisions. We believe that these arrangements represent a fair allocation of the risks of termination between us and the executive officer, preserving a measure of economic security for him while making it possible for us to terminate him without additional liability in the event of changes in our condition and affairs.

Say-on-Pay

At our 2013 Annual Meeting of Stockholders, approximately 80% of the votes cast in the advisory “say-on-pay” vote were voted for approval of the compensation of the NEOs as disclosed in our 2013 proxy statement.  The Board of Directors and Compensation Committee have considered the results of the 2013 “say-on-pay” vote and believe that the substantial support by our stockholders indicates they generally are supportive of our approach to executive compensation. The Board of Directors and Compensation Committee will continue to consider “say-on-pay” votes in formulating future executive compensation policies and decisions.

Clawback Policy

The Board of Directors has adopted a policy giving it authority to retroactively recoup any cash bonus or incentive compensation paid to any executive officer (including any NEO) where it is subsequently determined following a significant or material restatement of our financial statements that the specified award would not have been paid if performance had been measured in accordance with the restated financials, for a period covering any of the three fiscal years preceding the restatement. We intend to amend this policy as needed to comply with any additional requirements of the Dodd-Frank Act after the SEC adopts regulations implementing such requirements.

Insider Trading Policy

Pursuant to our Company’s Policy Against Insider Trading and Securities Fraud, we prohibit our executive officers and directors from pledging their shares in Neonode common stock or hedging the economic risk of ownership in their Neonode common stock. All of our executive officers and directors are in compliance with these anti-pledging and anti-hedging provisions.  In addition, pursuant to the Policy Against Insider Trading and Securities Fraud and in accordance with applicable law, our executive officers and directors are prohibited from entering into short sale transactions of Neonode common stock.

Stock Ownership Guidelines

Our Board of Directors believes that the interests of our executive officers and our stockholders should be aligned and for this reason supports our executive officers acquiring or maintaining a significant ownership position in our common stock so as to have a meaningful personal financial stake in our success. However, we have not adopted formal stock ownership guidelines.  As prior investors in the company that became Neonode, Mr. Bystedt and Mr. Eriksson each beneficially own in excess of five percent of our common stock.  As the Chief Executive Officer of our Company and its predecessor for more than a decade, Mr. Brunton has acquired a nearly two percent beneficial ownership position in Neonode.

Summary Compensation Table

The table below presents information regarding compensation and benefits earned by the NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)

Per Bystedt,	2013	$95,813	-	-	$4,791	$100,604
Executive Chairman(4)(5)(6)	2012	$116,814	-	$357,017	$5,841	$479,672
	2011	$150,839	$98,640	-	$4,703	$254,182

Thomas Eriksson,	2013	$276,383	$76,773	-	$13,819	$366,975
Chief Executive Officer(6)(7)	2012	$269,764	$147,492	$948,081	$19,296	$1,384,633
	2011	$244,728	$335,403	-	$19,711	$599,842

David Brunton,	2013	$200,000	-	-	$12,000	$212,000
Chief Financial Officer	2012	$196,333	-	$670,400	$5,000	$871,733
	2011	$156,000	$125,557	-	$-	$281,557

(1)
Amounts shown are calculated as of the grant date of the option award in accordance with the provisions of generally applicable accounting standards.  Refer to Note 10 “Stock-Based Compensation” in the Notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation assumptions made in the Black-Scholes option pricing model used to calculate the fair value of the option or warrant awards.

(2)
On April 26, 2012, Messrs. Bystedt, Eriksson, and Brunton each were granted a seven-year stock option to purchase 90,000, 239,000 and 169,000 shares of our common stock at an exercise price equal to $4.25 per share, respectively.  One-third of the options granted vested on the date of grant and the remaining two-thirds vested monthly over the subsequent twenty-four months.  Messrs. Bystedt, Eriksson, and Brunton were not granted equity compensation for 2013 or 2011.

(3)	Represents 401(k) matching for Mr. Brunton and similar Swedish defined contribution plan matching for Mr. Bystedt and Mr. Eriksson.

(4)	Mr. Bystedt resigned from his position as our Chief Executive Officer on January 28, 2011. Mr. Bystedt continues to serve as Executive Chairman of the Board of Directors.

(5)	Mr. Bystedt’s salary for 2013 consisted solely of an annual chairmanship fee. In 2011 and until July 1, 2012, Mr. Bystedt received an annual services fee in addition to an annual chairmanship fee.

(6)
Amounts shown are displayed in US Dollars (USD).  Mr. Bystedt and Mr. Eriksson and compensated in Swedish Kronor (SEK).  All compensation paid in 2011 in SEK has been converted to US dollars (USD) using the average exchange rate for the 2011 fiscal year of 6.50 SEK per USD.  All compensation paid in 2012 in SEK has been converted using the average exchange rate for the 2012 fiscal year of 6.78 SEK per USD.  All compensation paid in 2013 in SEK has been converted using the average exchange rate for the 2013 fiscal year of 6.5127 SEK per USD.

(7)	Mr. Eriksson was appointed our Chief Executive Officer on January 28, 2011.

Employment Agreements

Mr. Eriksson was not subject to a written employment agreement during 2013.  On March 5, 2014, the Company entered into an employment agreement with Mr. Eriksson.  Under his employment agreement, Mr. Eriksson is entitled to receive a monthly salary of 150,000 SEK (approximately US$23,000 based upon the 2013 average exchange rate).  Mr. Eriksson’s employment agreement also provides that, within the discretion of the Compensation Committee of the Board of Directors, he is eligible to receive an annual bonus up to 1,000,000 SEK (approximately US$153,500 based upon the 2013 average exchange rate) and participate in bonus and stock option programs.  In addition, Mr. Eriksson is eligible to receive health care, pension, and other benefits available to Neonode’s Swedish employees.  His employment agreement contains other customary Swedish employment and post-termination provisions.

Effective January 28, 2011, in consideration for his services as Executive Chairman, Mr. Bystedt entered into a services agreement with the Company that initially provided him with an annual chairmanship fee and an annual services fee.  The annual services fee compensated Mr. Bystedt for his more active role with our Company as Mr. Eriksson transitioned into the role of Chief Executive Officer commencing in January 2011.  The terms of Mr. Bystedt’s services agreement provided for an annual chairmanship fee of $48,000 and an annual services fee of $100,000.  Effective as of January 1, 2012, following our public offering of common stock in December 2011 and with Mr. Eriksson having served as Chief Executive Officer for nearly a year, the Board of Directors set Mr. Bystedt’s annual chairmanship fee at $96,000 and the annual services fee at $52,000.  Effective July 1, 2012, following the listing of Neonode common stock on the NASDAQ Stock Market and our 2012 Annual Meeting, the Board of Directors eliminated the annual services fee payable to Mr. Bystedt due to his less active role in our Company’s day-to-day operations.

On July 1, 2010, the Company entered into an employment agreement with Mr. Brunton.  Under his employment agreement, Mr. Brunton is entitled to receive a monthly salary of $13,000.  His employment agreement contains other customary employment and post-termination provisions.

Grant of Plan Based Awards

No equity awards were granted to the NEOs for the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by NEOs as of December 31, 2013.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Per Bystedt	1/2/2008	(1)	1,600	-	$86.25	1/2/2015
	4/26/2012	(2)	90,000	-	$4.25	4/26/2019
Thomas Eriksson	4/26/2012	(2)	239,0000	-	$4.25	4/26/2019
David Brunton	5/30/2007	(3)	600	-	$58.25	5/30/2014
	8/10/2007	(3)	7,200	-	$122.50	8/10/2014
	4/26/2012	(2)	169,000	-	$4.25	4/26/2019

(1)	Mr. Bystedt was granted 1,600 stock options that vested one year after the grant date for services as a member of the Board of Directors.
(2)
Mr. Bystedt was granted a seven-year stock option to purchase 90,000 shares of our common stock at an exercise price equal to $4.25 per share.  Mr. Eriksson and Mr. Brunton were granted a seven-year stock option to purchase 169,000 and 239,000 shares of our common stock at an exercise price equal to $4.25 per share, respectively. One-third of the options granted vested on the date of grant and the remaining two-thirds vested monthly over the subsequent twenty-four months.

(3)	One-third of the options granted vested on the date of grant and the remaining two-thirds vested monthly over the subsequent twenty-four months.

Warrant Exercises

The following table shows the number and value of compensatory warrants exercised that related to each of the NEOs during the year ended December 31, 2013.  No options were exercised and no stock awards vested that related to the NEOs during the year ended December 31, 2013.

	Warrant Awards(1)
Name	Number of Shares Acquired on Exercise(2) (#)		Value Realized on Exercise(3) ($)
Per Bystedt	320,000	(4)	$1,876,800
Thomas Eriksson	400,000		$2,346,000
David Brunton	320,000		$1,405,600

(1)	The compensatory warrants reflected in the table were issued to Mr. Bystedt and Mr. Eriksson in August 2010, and were issued to Mr. Brunton in August 2009 and August 2010.

(2)
Each NEO used a net exercise provision of the warrants.  After taking into account the shares withheld to pay the exercise price, Mr. Bystedt received 261,286 shares, Mr. Eriksson received 326,608 shares, and Mr. Brunton received an aggregate of 266,228 shares upon respective exercise of warrants reflected in the table.

(3)
The value realized is the difference between the market price of the underlying shares at exercise, as measured by the closing price of our common stock as reported by the NASDAQ Stock Market on the date of exercise, and the exercise price times the number of shares acquired on exercise.

(4)
The 320,000 shares acquired on exercise by Mr. Bystedt in the table relate to warrants he was granted for compensatory purposes.  In addition, Mr. Bystedt and an entity that he beneficially owned exercised warrants that were purchased for investment purposes; Mr. Bystedt acquired an aggregate of 295,434 shares on exercise of such investment warrants during the year ended December 31, 2013 and realized a value of $1,732,720 upon such exercise.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination or Change in Control

Under an Employment Agreement dated July 1, 2010, Mr. Brunton is entitled six-month salary upon his termination of employment without cause.  Mr. Eriksson is not entitled to any severance or other additional benefits upon termination of his employment under his written Employment Agreement dated March 5, 2014.  Mr. Bystedt also is not contractually entitled any severance or other additional benefits upon termination of his employment.  In addition, the terms of the outstanding option award agreements held by the NEOs do not contain a provision that would accelerate the option if the employment of the executive officer is terminated for any reason.

The following table lists the estimated amount each NEO would have received under his respective employment agreement if his employment with us terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, on December 31, 2013.  The following table does not provide information about benefits that are available generally to all salaried employees, including executive officers, of our Company.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Equity Acceleration ($)
Per Bystedt	-	$-
Thomas Eriksson	-	$-
David Brunton	$100,000	$-

Severance and Other Benefits Upon Change of Control

Under a written Executive Severance Benefits Agreement dated April 12, 2004, if Mr. Brunton’s employment terminates due to a Change in Control Termination, Mr. Brunton is entitled to receive certain benefits as summarized below.  A “Change in Control” generally means the sale of more than 50% of our Company’s assets or stock to a purchaser or group of purchasers, or a merger in which Neonode’s stockholders receive less than 50% of the voting shares of the surviving entity.  A “Change in Control Termination” generally means an involuntary termination without cause or a voluntary termination with good reason, either of which occurs within six months of a Change in Control.

•
Salary Continuation.   Mr. Brunton shall receive an amount equal to six months of base salary paid in equal monthly installments over the six months following the Change in Control Termination and shall be subject to all required tax withholding.

•
Bonus Payment.  Within fifteen days following the last day of the fiscal quarter during which the Change in Control Termination occurs, Mr. Brunton shall receive the pro-rata share of any bonus to which he would have been entitled had his employment with Neonode continued.  The bonus amount paid will be the product of the bonus percentage of base salary derived per his bonus plan multiplied by his base salary from the beginning of the fiscal year through the date of his involuntary termination without cause.  Such payment shall be subject to all required tax withholding.

•
Acceleration of Option Vesting.  Effective as of the date of the Change in Control Termination, Mr. Brunton shall be credited with full vesting of all options to purchase Neonode common stock that he holds on such date.

The Board of Directors has an unwritten understanding with Mr. Eriksson that if his employment terminates due to a Change in Control Termination, he would be entitled to receive an amount equal to six months of base salary paid in equal monthly installments over the six months following the Change in Control Termination.  The understanding of the Board of Directors is that “Change in Control” and “Change in Control Termination” as applied to Mr. Eriksson shall be determined in the same manner as in Mr. Brunton’s Executive Severance Benefits Agreement described above.

Mr. Bystedt is not contractually entitled any severance or other additional benefits upon termination of his employment in connection with the change in control of our Company.

In addition, the terms of the outstanding option award agreements held by the NEOs do not contain provisions that would accelerate their options if their employment is terminated in connection with a change in control of our Company.

The following table lists the estimated amount each NEO would have received if his employment was involuntarily terminated without cause or voluntarily terminated with good reason in connection with the change in control of our Company on December 31, 2013.  The following table does not provide information about benefits that are available generally to all salaried employees, including executive officers, of our Company.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Equity Acceleration* ($)
Per Bystedt	-	$-
Thomas Eriksson	$138,192	$-
David Brunton	$100,000	$36,989

*	Represents the difference between the exercise price of the NEO’s stock options and the $6.32 closing price of our common stock on the NASDAQ Stock Market on December 31, 2013.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Mats Dahlin, Chairman
Lars Lindqvist
John Reardon

The foregoing Report of the Compensation Committee is not soliciting material, shall not be deemed filed with the SEC and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, the Compensation Committee of the Board of Directors consisted of Messrs, Dahlin, Lindqvist, and Reardon.  None of the members of the Compensation Committee are, or have been, officers or employees of the Company. There are no “interlocks” (as defined by the rules of the SEC) with respect to any member of the Compensation Committee.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Directors has selected KMJ Corbin and Company LLP as our independent registered public accounting firm for the current 2014 fiscal year, and the Board of Directors is asking stockholders to ratify that selection.  A representative of KMJ Corbin and Company LLP is not expected to be present at the 2014 Annual Meeting.

Although ratification is not required by our Bylaws or otherwise, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of KMJ Corbin and Company LLP for ratification by stockholders as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Neonode and our stockholders.

Required Vote and Recommendation

Ratification of the appointment of KMJ Corbin and Company LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of all the votes cast by holders of shares of common stock and preferred stock present in person or represented by proxy at a meeting at which a quorum is present.  Abstentions and broker non-votes are counted towards a quorum, but are not counted as votes cast in determining whether Proposal 3 has been approved.  Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

Your Board of Directors recommends that you vote “FOR” the ratification of the appointment of KMJ Corbin and Company LLP as our independent registered public accounting firm for the year ending December 31, 2014.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the years ended December 31, 2013 and 2012, by KMJ Corbin and Company LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2013	2012
Audit Fees	$252	$264
Audit-related Fees	-	-
Tax Fees	-	6
All Other Fees	-	-
Total Fees	$252	$270

Audit Fees.  These represent aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, and the audit or the review of interim consolidated financial statements.

Tax Fees.  These represent aggregate fees billed for services rendered for tax compliance and consultation.

Pre-Approval of Audit and Non-Audit Services

Pursuant to applicable law, and as set forth in the terms of its charter, the Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of our Company’s independent registered public accounting firm. Any audit or non-audit services proposed to be performed are considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such services.  All of the fees earned by KMJ Corbin and Company LLP described above were attributable to services pre-approved by the Audit Committee.  The Audit Committee has determined that the rendering of the foregoing services separate from the audit services by KMJ Corbin and Company LLP is compatible with maintaining that firm’s independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and financial reporting process and interacts directly with and evaluates the performance of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and assessment of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management and KMJ Corbin and Company LLP.  The Audit Committee also discussed with KMJ Corbin and Company LLP the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.  In addition, the Audit Committee received from KMJ Corbin and Company LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (United States) with respect to KMJ Corbin and Company LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KMJ Corbin and Company LLP their independence from Neonode and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements of the Company be included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 6, 2014.

THE AUDIT COMMITTEE
Lars Lindqvist, Chairman
Mats Dahlin
John Reardon

The foregoing Report of the Audit Committee is not soliciting material, shall not be deemed filed with the SEC and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of such reports and written representations that no other reports were required, we believe that during our 2013 fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers, and greater than ten percent beneficial owners were complied with; however, two reports were amended by Mr. Reardon on August 14, 2013 to clarify and correct errors in the presentation of information and a miscalculation in the number of shares reported as beneficially owned in the original filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of April 10, 2014, certain information regarding the beneficial ownership of our voting securities and equity securities by: (i) principal stockholders known by us to be beneficial owners of more than five percent of our common stock; (ii) each director and nominee for director; (iii) each of the named executive officers, as identified in the Executive Compensation section above; and (iv) all of our directors and executive officers as a group.  To our knowledge, none of the beneficial owners listed below owned shares of our preferred stock as of April 10, 2014.

Percentage ownership is based on 37,955,352 shares, the number of shares of common stock deemed outstanding.   In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are exercisable at the present time or within 60 days of April 10, 2014 are considered outstanding.  These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Class

Name and Address of Principal Stockholders

FMR LLC(1)	4,610,501	12.1%
245 Summer Street Boston, MA 02210

Wellington Management Company, LLP(2)	3,705,743	9.8%
280 Congress Street Boston, MA 02210

Name of Directors. Nominees, and Named Executive Officers

Per Bystedt(3)(4)(5)	3,081,791	8.1%

Thomas Eriksson(3)(6)	1,923,755	5.0%

Mats Dahlin(3)(7)	1,122,394	2.9%

David Brunton(3)	635,006	1.7%

Lars Lindqvist(3)	105,000	*

John Reardon(3)(8)	101,634	*

All Directors, Nominees, and Executive Officers as a Group (6 persons)	6,969,580	17.9%

*	Less than 1%

(1)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson 3d (“FMR”) with respect to the beneficial ownership of common stock as of December 31, 2013.  As of that date, FMR had sole voting power of 811,720 shares and shared dispositive power of 4,610,501 shares.  The Schedule 13G/A filed by FMR indicates that the interest of the Fidelity Small Cap Opportunities Fund amounted to 1,879,990 shares of common stock as of December 31, 2013.

(2)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP (“Wellington”) with respect to the beneficial ownership of common stock as of December 31, 2013.  As of that date, Wellington had shared voting power of 2,393,515 shares and shared dispositive power of 3,705,743 shares.

(3)
Includes 91,600, 239,000, 90,000, 176,800, 90,000, and 91,600 shares of common stock that Messrs. Bystedt, Eriksson, Dahlin, Brunton, Lindqvist, and Reardon, respectively, have the right to acquire beneficial ownership within 60 days of the date of this table under outstanding stock options.

(4)	Includes 2,789,707 shares of common stock held by Phenning Holdings Ltd, an entity beneficially owned by Mr. Bystedt.

(5)	Includes warrants to purchase 7,500 shares of common stock held by Mr. Bystedt.

(6)	Includes 1,684,755 shares of common stock held by Wirelesstoys Sweden AB, an entity beneficially owned by Mr. Eriksson.

(7)	Includes 939,194 shares of common stock and warrants to purchase 93,200 shares of common stock held by Davisa Ltd, an entity beneficially owned by Mr. Dahlin.

(8)	Includes 2,754 shares of common stock held by The RTC Group, an entity beneficially owned by Mr. Reardon.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans as of December 31, 2013 is as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(2)	1,599,463	$5.17	8,266,274
Equity compensation plans not approved by security holders(3)	328,320	$1.92	630,450
Total	1,927,783	$4.62	8,896,724

(1)
For additional information about our equity compensation plans and arrangements, refer to Note 10. “Stock-Based Compensation” in the Notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Includes our 1996 Stock Option Plan, 2001 Non-Employee Director Stock Option Plan, and 2006 Equity Incentive Plan.

(3)	Includes our 1998 Non-Officer Stock Option Plan and certain warrants issued to employees between 2010 and 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K as promulgated by the SEC.  A related person of our Company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a five percent voting interest in our Company, or an immediate family member of any of the foregoing.  Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board of Directors.

In determining whether to approve or ratify a related person transaction, the Board of Directors will take into account, whether (i) the terms are fair to our Company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our Company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board of Directors deems relevant.

Transactions with Related Persons

Since the beginning of 2013 and including any currently proposed, there have been no related person transactions in respect of our Company within the scope of Item 404(a) of Regulation S-K as promulgated by the SEC.

Director Independence

The Board of Directors has determined that each of Mr. Dahlin, Mr. Lindqvist, and Mr. Reardon is an independent director within the meaning of the applicable NASDAQ Stock Market rules. The Board of Directors is composed of a majority of independent directors and has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, all of which are comprised solely of independent directors.

OTHER MATTERS

The Board of Directors of the Company knows of no matters to be presented for stockholder action at the 2014 Annual Meeting other than as set forth in this proxy statement.  However, other matters may properly come before the 2014 Annual Meeting or any adjournment or postponement thereof.  In the event that other matters properly come before the 2014 Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the proxy holders’ discretion.

ANNUAL REPORT

On March 6, 2014, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2013.  A copy of the Form 10-K is being made available to all stockholders along with this proxy statement.  The Notice and Access card contains instructions on how to access our proxy statement and our 2013 Annual Report on Form 10-K.  The Notice and Access card provided to stockholders also contains instructions as to how you can receive a paper or email copy of our proxy materials.

Neonode’s filings with the SEC are all accessible by following the links on our website at http://www.neonode.com/investor-relations/sec-filings/.  The information contained on our website is not part of and is not incorporated by reference into this proxy statement.

We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report on our Form 10-K for the year ended December 31, 2013.  Requests should be directed to us at our principal executive office at 2350 Mission College Blvd., Suite 190, Santa Clara, CA 95054 USA.

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting of stockholders.  To be included in the proxy statement for our 2015 Annual Meeting of Stockholders, proposals must be received by us no later than December 26, 2014 and otherwise must comply with SEC rules governing inclusion of such proposals.

Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our Bylaws, which in summary requires notice in writing to the Secretary of our Company be delivered or mailed, and received, to the our principal executive office not less than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting.  Each such stockholder notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting, (1) a brief description of the matter desired to be brought before the annual meeting and the reasons for bringing such matter before the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (3) the class and number of shares of the corporation which are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, and (5) any other information that is required to be provided by the stockholder pursuant to applicable SEC rules.  For information regarding nominating candidates for election as directors, refer to discussion related to “Committees of the Board of Directors” under the Structure and Practices of the Board of Directors section above.

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail.  Even if householding is used, each stockholder will continue to be entitled to submit a separate proxy or voting instruction.

If you share the same last name and address with another Neonode stockholder who also holds his or her shares directly, and you each wish to start householding for our annual reports and proxy statements, please contact us at Neonode Inc., 2350 Mission College Blvd. Suite 190, Santa Clara, CA 95054 USA, or by calling us at (408) 496-6722.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

In addition, some broker and bank record holders who hold Neonode shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household receives a single set of proxy materials for this year, but you prefer to receive your own copy, contact us as stated above, and we will promptly send you a copy. If a broker or bank holds Neonode shares on your behalf and you share the same last name and address with another stockholder for whom a broker or bank holds Neonode shares, and together both of you prefer to receive only a single set of our disclosure documents, contact your broker or bank as described in the voter instruction card or other information you received from your broker or bank.

Proxy Solicitation

We will bear the entire cost of this proxy solicitation.  In addition to soliciting proxies, our directors, officers and regularly engaged employees may solicit proxies personally or by mail, facsimile, telephone, or other electronic means, for which solicitation they will not receive any additional compensation.  We will reimburse brokerage firms, bank, custodians, and other fiduciaries for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

ANNUAL MEETING OF STOCKHOLDERS OF

NEONODE INC.

June 5, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement, proxy card, and annual report are available at http://www.astproxyportal.com/ast/16987

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000000000 7 060514

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MATS DAHLIN AND LARS LINDQVIST AS CLASS III DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Nominees for Class III Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Mats Dahlin
○ Lars Lindqvist

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. To ratify the selection of KMJ Corbin and Company as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of Mats Dahlin and Lars Lidqvist as Class III directors, "FOR" Proposal 2, and "FOR" Proposal 3, and on any other business as may properly come before the meeting.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

NEONODE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the notice of meeting dated April 25, 2014 and related proxy statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoints Thomas Eriksson and David Brunton, or either of them, as proxies, each with full power of substitution and resubstitution, to represent and vote as designated on the reverse side, all the shares of stock of Neonode Inc. held of record by the undersigned as of April 10, 2014, at the Annual Meeting of Stockholders to be held at the Company's offices at Storgatan 23C, 11455 Stockholm, Sweden, on June 5, 2014, or any adjournment or postponement thereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

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